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                                                                    Exhibit 3(b)

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             HEWLETT-PACKARD COMPANY

            --------------------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

            ---------------------------------------------------------


     Hewlett-Packard Company, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

     FIRST: The first paragraph of Article IV of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $0.01 per share ("Preferred"), and Common Stock, par value $0.01 per share ("Common"). The total number of shares of Common that the Corporation shall have authority to issue is 9,600,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 300,000,000. The Preferred Stock may be issued from time to time in one or more series.

     SECOND: Section A of Article VI of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be not less than eight (8) nor more than seventeen (17). The exact number of directors shall be fixed and may be changed from time to time, within the limits specified above, by an amendment to the Bylaws duly adopted by the stockholders or by the Board of Directors.

     THIRD: The foregoing amendments were duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Hewlett-Packard Company has caused this Certificate to be duly executed in its corporate name the 27th day of February, 2001.

                                         HEWLETT-PACKARD COMPANY



                                         By: /s/ Ann O. Baskins
                                             -----------------------------------
                                             Ann O. Baskins
                                             Vice President, General Counsel &
                                             Secretary